Exhibit 99.1

Obagi Medical Products Reports Fourth Quarter and Year-End 2012 Financial Results

--Conference Call To Be Held at 4:30 PM ET Today--

LONG BEACH, Calif.--(BUSINESS WIRE)--March 14, 2013--Obagi Medical Products, Inc. (NASDAQ: OMPI), a leader in topical aesthetic and therapeutic skin health systems, today reported financial results for the fourth quarter and full-year ended December 31, 2012.

Net sales for the fourth quarter of 2012 were $30.3 million, compared with the prior year quarter’s sales of $30.6 million, reflecting a 5.3% increase in international product revenues that was offset by a decline in licensing fees and the planned reduction in sales to accounts identified to be re-selling to unauthorized internet retailers.

Net income for the fourth quarter of 2012 was $7.3 million, or $0.41 per diluted share. This compared with net income of $5.1 million, or $0.27 per diluted share, a year ago. Excluding the impact of an insurance related settlement and corporate advisory related expenses, non-GAAP net income for the fourth quarter of 2012 was $2.6 million, or $0.15 per diluted share. Please refer to the GAAP vs. non-GAAP reconciliation attached.

Operating expenses for the fourth quarter of 2012 were $11.6 million, down from $16.0 million for the same period last year, primarily due to the $8.4 million benefit of insurance proceeds. Included in operating expenses for the fourth quarter 2012 was $1.7 million for our e-Commerce and other growth initiatives, or an earnings per dilutive share impact of $0.06.

Gross margin for the fourth quarter of 2012 was 77.7%, compared with 79.2% a year ago as a result of component inventory write offs and lower royalties from our Japanese licensing partner.

The Company generated $13.6 million in cash flow from operations in the fourth quarter, which includes the benefit of insurance proceeds received in October 2012. This compared to $7.8 million a year ago. Total cash on hand at December 31, 2012 was $34.6 million.

Al Hummel, the Company’s President and CEO, stated, “Obagi achieved solid performance for the fourth quarter, which reflected our continued focus on growing existing accounts and launching new products, even though we reduced sales to unauthorized discounted internet sites. In particular, performance of the Nu-Derm System improved, aided by the successful November launch of our novel moisturizer, Obagi Hydrate, and continued traction from the re-introduction of product sales in Texas.”

Mr. Hummel continued, “We continue to advance development of our new e-Commerce platform that will provide our physician partners with customized online storefronts where their customers can order and re-order Obagi products. This e-Commerce strategy will capitalize on current demand for our products that exists online, while also facilitating the flow of new Obagi customers to our physicians. We are on track to launch the testing of trial sites for this important initiative and continue to be excited about its prospects based upon feedback we have received from physicians and patients.

“In 2013, we continue to focus on maintaining Obagi’s leadership position in the increasingly important and visible physician-dispensed skincare category through the execution of our disciplined growth strategy, which includes new product introductions, growing existing customer accounts through re-focused sales efforts and e-Commerce, and increasing our international presence. We are confident that this is the right strategy for Obagi and look forward to growing the reach of our brands and enhancing value for all stockholders,” concluded Mr. Hummel.

Additional developments of the fourth quarter and to date include the following:

  Introduced Obagi Hydrate™ in November, the first moisturizer by Obagi, which was offered as a vital component in the Nu-Derm® System and as a stand-alone product, and drove an increase in Nu-Derm sales;
  Commenced co-distribution of ReGenica® Facial Rejuvination Complex in partnership with Suneva Medical, Inc. This growth factor product is designed to support a more rapid improvement in the appearance of skin following laser and other skin treatments and to restore skin’s more youthful appearance by helping to soothe, rejuvenate and revitalize skin; and
  Repackaged a number of current products into a larger size (liter and half liter) and marketed as a Professional Back Bar line designed to be used by aestheticians and other skincare professionals in performing facials and other procedures, to create awareness and conversion throughout the medical practice.

Full-Year 2012 Financial Summary for the Year Ended December 31, 2012 Compared to 2011

For the full-year 2012, Obagi achieved:

  Net sales were $120.7 million in 2012, up 5.8% from $114.1 million in 2011;
  Gross margin was 79.2% versus 78.9% a year ago;
  Net income totaled $16.6 million, or $0.90 per diluted share, compared with $10.0 million, or $0.54 per diluted share a year ago;
  On a non-GAAP basis net income was $12.0 million, or $0.65 per diluted share, compared with $15.0 million, or $0.80 per diluted share for 2011. Please refer to the attached table to reconcile GAAP to non-GAAP financial measures;
  Invested $5.8 million in operating expenses and $2.8 million in capital expenditures towards the Company’s e-Commerce and other growth initiatives, representing an earnings per dilutive share impact of $0.19; and
  The acquisition of 1.5 million shares of the Company’s common stock through market purchases for $19.8 million, reducing the total shares outstanding by approximately 8%. There is approximately $10.2 million of remaining capacity for future repurchases in the current authorization.

2013 First Quarter and Full-Year Financial Guidance

The Company today provided financial guidance for the first quarter and full year 2013 as follows. First quarter 2013 net sales of between $30.0 million and $30.5 million and diluted earnings per share of between $0.09 and $0.10. For full year 2013, net sales are expected to be between $126 million and $130 million and diluted earnings per share between $0.80 and $0.84.

These estimates take into consideration the following expectations:

  Continuation of the current economic environment and continued elimination of accounts that divert products to internet discounters, particularly in the first quarter;
  Total 2013 investment of approximately $3.5 million associated with establishing the Company’s e-Commerce initiative which will be recorded as selling, general and administrative;
  Total 2013 investments of approximately $1.5 million, primarily associated with physician outreach and market positioning that will focus on an increasingly competitive landscape; and
  An annualized tax rate of 36.0%, which assumes the continued benefit of the R&D tax credit for both 2012 (to be recorded in the first quarter of 2013) and 2013.

Conference Call Information

The Company will host a conference call and webcast today at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). Investors interested in participating in the live call from the U.S. can dial 877.407.0789. International callers can dial 201.689.8562. A telephone replay will be available approximately two hours after the call concludes through Thursday, March 28, by dialing 877.870.5176 from the U.S., or 858.384.5517 internationally, and entering replay pin #409446.

There also will be a simultaneous webcast available on the Investor Relations section of the Company's web site at www.obagi.com. For those unable to participate during the live broadcast, the webcast will be archived for 30 days.

About Obagi Medical Products, Inc.

Obagi Medical Products is a specialty pharmaceutical company that develops, markets and sells, and is a leading provider of, proprietary topical aesthetic and therapeutic prescription-strength skin care systems in the physician-dispensed market. Using its Penetrating Therapeutics™ technologies, Obagi Medical's products are designed to improve penetration of agents across the skin barrier for common and visible skin conditions in adult skin including premature aging, photodamage, hyperpigmentation (irregular or patchy discoloration of the skin), acne, sun damage, rosacea, and soft tissue deficits, such as fine lines and wrinkles. Obagi Medical's portfolio, which includes cosmetic, over-the-counter and prescription products, including 4% hydroquinone, is sold and promoted only through physician offices and requires education by a physician on proper use. The history of Obagi's skin care product introductions is as follows: Obagi Nu-Derm®, Obagi-C® Rx (a prescription-strength vitamin C and hydroquinone system), Obagi® Professional-C (a line of highly stable vitamin C serums), Obagi Condition & Enhance® for use with cosmetic procedures to enhance patient outcomes and satisfaction, ObagiELASTIderm® Eye Products ObagiCLENZIderm® M.D. acne therapeutic systems, a formulation of ObagiCLENZIderm M.D. Systems for normal to dry skin, ObagiELASTIderm Décolletage System, ObagiRosaclear® System, ObagiELASTILash® Eyelash Solution, Obagi Blue Peel RADIANCE®, Nu-Derm® Sun Shield SPF 50 and Obagi Hydrate™. Visit www.obagi.com for information.

Penetrating Therapeutics and Obagi Hydrate are trademarks, and Obagi, the Obagi logo, Blue Peel RADIANCE, Condition & Enhance, ELASTIderm, ELASTILash, Nu-Derm, Obagi-C, ObagiCLENZIderm and Rosaclear are registered trademarks, of Obagi Medical Products, Inc. and/or its affiliates in the United States and certain other countries.

Forward Looking Statements

There are forward-looking statements contained in this press release and the related investor conference call that can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the current condition of, and potential further deterioration in, the global economy, intense competition our products face and will face in the future, the level of market acceptance of our products, our ability to successfully implement our new online pharmacy e-Commerce sales and fulfillment strategy, the possibility that our products could be rendered obsolete by technological or medical advances, the possibility that we may become involved in intellectual property claims and litigation that could adversely affect the profitability of or our ability to sell our products or on our results of operations, the possibility that our products may cause undesirable side effects and the fact that our ability to commercially distribute our products may be significantly harmed if the state or federal regulatory environment governing our products changes and whether we effect the repurchase of any shares. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The forward-looking statements in this release and the related investor conference call speak only as of the date they are made and Obagi Medical Products does not intend to update this information.

Obagi Medical Products, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	December 31,
	2012	2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$34,552	$35,049
Accounts receivable, net	20,464	20,985
Inventories, net	6,590	4,389
Deferred income taxes	1,592	2,894
Prepaid expenses and other current assets	2,607	2,364
Income taxes receivable	—	790
Total current assets	65,805	66,471
Property and equipment, net	4,984	2,841
Goodwill	4,629	4,629
Intangible assets, net	2,971	3,538
Deferred income taxes	3,130	—
Other assets	590	172
Total assets	$82,109	$77,651

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,442	$7,216
Current portion of long-term debt	11	9
Accrued liabilities	7,306	5,256
Income taxes payable	2,596	1,725
Amounts due to related parties	40	84
Total current liabilities	18,395	14,290
Long-term debt	8	13
Deferred income taxes	—	906
Other long-term liabilities	1,843	1,570
Total liabilities	20,246	16,779
Commitments and contingencies
Stockholders' equity
Common stock, $.001 par value; 100,000,000 shares authorized, 23,311,332 and 23,066,707 shares issued and 17,427,471 and 18,682,721 shares outstanding at December 31, 2012 and 2011, respectively	23	23
Additional paid-in capital	67,930	63,796
Retained earnings	54,039	37,401
Treasury stock, at cost; 5,867,941 and 4,367,941 shares at December 31, 2012 and 2011, respectively	(60,129)	(40,348)
Total stockholders' equity	61,863	60,872
Total liabilities and stockholders' equity	$82,109	$77,651

Obagi Medical Products, Inc.
Consolidated Statements of Income and Comprehensive Income
(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)

Net sales	$30,271	$30,607	$120,678	$114,108
Cost of sales	6,747	6,376	25,047	24,022
Gross profit	23,524	24,231	95,631	90,086
Selling, general and administrative expenses	11,038	15,179	66,041	71,888
Research and development expenses	591	855	2,161	2,192
Income from operations	11,895	8,197	27,429	16,006
Interest income	13	14	63	35
Interest expense	(18)	(24)	(77)	(143)
Income before provision for income taxes	11,890	8,187	27,415	15,898
Provision for income taxes	4,630	3,092	10,777	5,878
Net income and Comprehensive income	$7,260	$5,095	$16,638	$10,020

Net income attributable to common shares
Basic	$0.42	$0.27	$0.91	$0.54
Diluted	$0.41	$0.27	$0.90	$0.54

Weighted average common shares outstanding
Basic	17,418,580	18,628,605	18,303,858	18,575,333
Diluted	17,537,224	18,692,088	18,452,958	18,670,098

Segment Information:

	Gross Sales	Intersegment	Net Sales	Gross Profit
Three Months Ended December 31, 2012 (unaudited)
Physician-dispensed	$29,494	$(56)	$29,438	$22,687
e-Commerce	—	—	—	—
Licensing	833	—	833	837
Total	$30,327	$(56)	$30,271	$23,524

Three Months Ended December 31, 2011 (unaudited)
Physician-dispensed	$29,255	$—	$29,255	$22,884
e-Commerce	—	—	—	—
Licensing	1,352	—	1,352	1,347
Total	$30,607	$—	$30,607	$24,231

Year Ended December 31, 2012 (unaudited)
Physician-dispensed	$116,270	$(56)	$116,214	$91,167
e-Commerce	—	—	—	—
Licensing	4,464	—	4,464	4,464
Total	$120,734	$(56)	$120,678	$95,631

Year Ended December 31, 2011
Physician-dispensed	$109,677	$—	$109,677	$85,670
e-Commerce	—	—	—	—
Licensing	4,431	—	4,431	4,416
Total	$114,108	$—	$114,108	$90,086

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Geographic information
United States	$24,858	$24,904	$98,999	$94,842
International	5,413	5,703	21,679	19,266
Net sales	$30,271	$30,607	$120,678	$114,108

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Net sales by product line
Nu-Derm	$16,681	$15,964	$62,671	$60,035
Vitamin C	4,835	4,734	18,580	16,604
Elasticity	2,489	2,578	13,163	11,313
Therapeutic	1,758	2,117	7,075	6,491
Other	3,675	3,862	14,725	15,234
Total	29,438	29,255	116,214	109,677
Licensing	833	1,352	4,464	4,431
Total net sales	$30,271	$30,607	$120,678	$114,108

Reconciliation between GAAP and non-GAAP measures is included below (unaudited):
(Dollars in thousands, except share and per share amounts)

	Three Months Ended December 31,	Year Ended December 31,
	2012	2012	2011

GAAP net income	$7,260	$16,638	$10,020
Adjustments to GAAP net income:
a) Insurance related settlement	(8,401)	(8,401)	—
b) Corporate advisory related expenses	759	759	—
c) Dr. Obagi settlement, litigation and related expenses	—	—	7,947
d) Non-GAAP income tax expense	2,976	3,004	(2,938)
Non-GAAP net income	$2,594	$12,000	$15,029

Non-GAAP net income per share:
Basic	$0.15	$0.66	$0.81
Diluted	$0.15	$0.65	$0.80

Shares used in computing non-GAAP per share amounts:
Basic	17,418,580	18,303,858	18,575,333
Diluted	17,537,224	18,452,958	18,670,098

CONTACT:
Obagi Medical Products, Inc.
Preston Romm
CFO, EVP of Finance, Operations and Administration
562-628-1007
or
Mark Taylor
SVP, Corporate Development and Investor Relations
562-256-3020